Exhibit 99.1

OLB Group, Announces Third Quarter Results

New York, NY, November 13, 2020 (GLOBE NEWSWIRE) – The OLB Group, Inc. (NASDAQ: OLB) (“OLB” or the “Company”), a FinTech company, has announced financial results for third quarter ended September 30, 2020 and is providing an update on other company developments.

OLB is a FinTech company and a payment facilitator that, through its subsidiaries, focuses on a suite of products in the merchant services and payment facilitator verticals. These services include electronic payment processing, cloud-based multi-channel commerce platform solutions for small to medium sized businesses and crowd funding services. The Company is focused on providing these integrated business solutions to merchants throughout the United States through three wholly-owned subsidiaries, eVance, Inc., Omnisoft.io, Inc., and CrowdPay.us, Inc.

Financial Highlights

●	Revenues for the nine months ended September 30, 2020 were $6,922,065.
●	Adjusted EBITDA for the nine months ended September 30, 2020 was $157,748.

Highlights of financial results for the nine months ended September 30, 2020 (unaudited) are as follows:

For the Nine Months Ended September 30, 2020
Total revenue	$6,922,065
Total operating expenses	$7,768,546
Loss from operations	$(846,481)
Total other expense	$(863,493)
Net Loss	$(1,709,974)

Amortization and depreciation expense	$616,813
Interest expense	$865,397
EBITDA	$(227,764)
Stock Based Compensation expenses	$385,512
Adjusted EBITDA	$157,748

As a result of the response to the COVID-19 pandemic in the United States, OLB did experience disruptions to its business as a result of disruptions with its customers and merchants, which resulted in a decline in transaction volume during April, May and June. Since June and through September 30, the Company had an overall increase in the number of transactions compared to the monthly transactions processed in March through May.

Key Highlights During Third Quarter of 2020 and Subsequent Events

●	OLB closed a successful capital raise with Aegis Capital receiving gross proceeds of $6.4 million.
●	Completed uplisting of OLB common stock to NASDAQ Capital Markets trading under the symbol OLB
●	Reduced debt by approximately $6.1 to approximately $7.6 million by converting $4.6 million of debt into equity and paying down $1.5 million of the Company’s senior debt (we had $13.9 million of indebtedness the same time last year).
●	Increased ecommerce business merchants during third quarter compared to retail (brick and mortar) merchants
●	Ronny Yakov, Chief Executive Officer, appeared on The RedChip Money Report television program.
●	OLB Group Expands Support for Apple Pay, Google Pay and ACH
●	OLB Group Simplifies SMB Billing Through QuickBooks Connection
●	National Sports Services Selects OLB to provide cloud-based cashless and contactless omnicommerce solutions for Four Minor League Baseball Teams
●	Integration of a comprehensive 3D Secure service for OLB’s merchants through its proprietary Secure Pay payment gateway

To see a complete version of the Company’s Quarterly Report on Form 10-Q please click on the following link:

https://www.sec.gov/Archives/edgar/data/1314196/000121390020036572/f10q0920_theolbgroup.htm

About The OLB Group, Inc. (OLB)

The OLB Group, Inc. is a payment facilitator and commerce service provider that delivers fully outsourced private label shopping solutions to highly trafficked websites and retail locations. The Company provides end-to-end e-commerce, mobile and retail solutions to customers. These services include electronic payment processing, cloud-based multi-channel commerce platform solutions for small to medium-sized businesses and crowdfunding services. The Company is focused on providing these integrated business solutions to merchants throughout the United States through three wholly-owned subsidiaries, eVance, Inc., Omnisoft.io, Inc., and CrowdPay.us, Inc.

OLB Group, Inc.’s common stock is traded on the NASDAQ Capital Market under the stock symbol: OLB. Additional information about the Company can be found at http://www.olb.com

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, Net Loss before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA, as defined in Regulation G. The Company reports its financial results in compliance with GAAP, but also provides additional non-GAAP measures of its operating results. The Company defines EBITDA as net loss, before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, as defined above, adding back non-cash stock option costs and certain non-recurring items, such as costs incurred with completing acquisitions. These measures may not be comparable to similarly titled measures reported by other companies. Management believes the use of EBITDA and adjusted EBITDA is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize earnings.

Forward Looking Statements

All statements from The OLB Group, Inc. in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements concerning the impact of COVID-19 on our operations and financial condition our ability to implement our proprietary merchant boarding and CRM system and to roll out our Omni Commerce applications to our current merchants and the integration of our secure payment gateway with our crowd funding platform. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, uncertainty regarding our ability to integrate the companies that we have recently acquired and to repay outstanding indebtedness and fund our operations. For other factors that may cause our actual results to differ from those that are expected, see the information under the caption “Risk Factors” in the Company’s most recent Form 10-K and Form 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Investors & Analysts Contact:

Investor Relations
(212) 278-0900 EXT 333
InvestorRelations@olb.com

To get news updates about the company please register https://olb.com/category/news/

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